N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2016
Fund	Name of Person	Ownership % of Series

As of January 1st 2016
Fund	Name of Person	Ownership % of Series
Columbia Variable Portfolio-Contrarian Core Fund	JPMCB NA CUST For VP Moderately Aggressive	25.38%
Variable Portfolio-AQR Managed Futures Strategy Fund	JPMCB NA CUST For VP Moderately Aggressive	25.50%